CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 25, 2013, with respect to the consolidated financial statements of Infinity Cross Border Acquisition Corporation contained in the Registration Statement on Form S-4, effective April 11, 2014 (file No. 333-193387), which is incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-3, and to the use of our name as it appears under the caption “Experts.”

Ziv Haft

Certified Public Accountants (Isr)

BDO Member Firm

Tel Aviv, Israel

May 29, 2014